Exhibit 10.1

UNIGENE DEFERRED COMPENSATION PLAN

FOR DRS. LEVY

On December 14, 2005, the Board of Directors of Unigene Laboratories, Inc. (“Unigene”) approved the adoption of a non-qualified deferred compensation (“NQDC”) arrangement for Dr. Ronald and Dr. Warren Levy. Because the IRS regulations regarding NQDC arrangements are in a state of flux, the terms of the NQDC arrangement will be finalized in 2006. However, the major features of the NQDC arrangement are as follows:

•	Contributions.

•	Unigene would agree to credit a book account with $25,000 per year on the January 1st of such year beginning on January 1, 2006 and ending on January 1, 2014 for each participant.

•	Unigene would not be obligated to actually fund an account.

•	The credits to the accounts would be made without regard to whether either participant remains employed by or is otherwise providing services to Unigene.

•	The credits to the accounts would be 100% vested.

•	No additional credits would be made to the accounts (including no contributions by either Dr. Levy).

•	Upon the death of a participant, any remaining contributions would be made to his account.

•	In the event of a “change in control” of Unigene, all remaining contributions shall be made to each participant’s account.

•	Earnings. Each participant would have the ability to direct the investments of the accounts among available investments (mutual funds, stocks, etc.). A third-party administrator (such as, for example, the company’s 401(k) provider) could track the earnings and losses in each participant’s account.

•	Distributions. The entire value of the account (including earnings/losses) would be distributed as follows:

•	Upon attainment of age 75 – 25% of balance, upon attainment of age 76, 33.33% of remaining balance, upon attainment of age 77, 50% of remaining balance, and the remainder of the balance upon attainment of age 78.

•	In the event of a participant’s death or disability, 50% of the participant’s account balance (or remaining balance if distributions have already begun) shall be distributed as soon as practicable following, as applicable, his death to his beneficiary or his disability and the remainder distributed on the first anniversary, as applicable of his death to his beneficiary or disability.

•	Distributions could not be otherwise deferred or accelerated.

•	Beneficiary. Each participant can designate one or more beneficiaries, which can be contingent beneficiaries and/or natural persons or trust. The designation shall be made on a written form as designated by Unigene.